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The Board of Directors
BHA Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-58782) on Form S-8 of BHA Group, Inc. of our report dated November 8, 1994, relating to the consolidated balance sheets of BHA Group, Inc. and subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1994, and all related schedules which appear in the September 30, 1994 annual report on Form 10-K of BHA Group, Inc.

                                                /s/ KPMG PEAT MARWICK LLP


Kansas City, Missouri
February 27, 1995